Exhibit (h)(23)

AMENDMENT No. 1 TO THE

Services AGREEMENT

THIS AMENDMENT No. 1 is to be effective as of December 28, 2020 (“Amendment”) to that certain Fund Accounting and Compliance Services Agreement dated June 1, 2019 (“Agreement”), by and between Cavanal Hill Funds, a Massachusetts business trust (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider” and, with the Client, referred to herein individually as “Party” and collectively as “Parties”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain fund accounting and compliance services for the Client pursuant to the Agreement; and

WHEREAS, the Parties now wish to amend Schedule A of the Agreement pursuant to this Amendment to reflect the addition of the Hedged Income Fund to the portfolio of the Client.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Amendment to Schedule A – List of Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached to the end of this Amendment.

2.	Representations and Warranties.

a)	Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

b)	The Client represents that it has provided this Amendment to the Board.

3.	Miscellaneous.

a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b)	Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

c)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Cavanal Hill Funds		Citi Fund Services Ohio, Inc.

By:	/s/ Bill King	By:	/s/ Dominic Crowe

Name:	Bill King	Name:	Dominic Crowe

Title:	President	Title:	Vice President

Date:	12/09/2020	Date:	12/10/2020

Schedule A to Services Agreement

List of Funds

1.	U.S. Treasury Fund

2.	Government Securities Money Market Fund

3.	Limited Duration Fund

4.	Moderate Duration Fund

5.	Bond Fund

6.	Strategic Enhanced Yield Fund

7.	Ultra Short Tax-Free Income Fund

8.	Active Core Fund

9.	Mid Cap Diverse Leadership Fund

10.	Opportunistic Fund

11.	World Energy Fund

12.	Hedged Income Fund